Exhibit 99.1
Worldwide Headquarters
400 Galleria Parkway
Suite 200
Atlanta, GA 30339
Tel:+1.678.589.3500
Fax: +1.678.589.3750
www.verso.com
Verso Receives Notice from NASDAQ
ATLANTA, GA — (July 2, 2007) — Verso Technologies, Inc. (NASDAQ: VRSO), a global provider of next generation network solutions, announced today that it received a NASDAQ Deficiency Letter on June 26, 2007 indicating that the company fails to comply with the $1.00 minimum bid price requirement for continued listing, as set forth in Marketplace Rule 4310(c)(4), and that the company will be provided 180 calendar days, or until December 24, 2007, to regain compliance with such rule.
To regain compliance with the Marketplace Rule 4310(c)(4), the bid price for the company’s common stock must close at $1.00 per share or higher for a minimum of 10 consecutive business days prior to December 24, 2007.
If the company is not in compliance with the Marketplace Rule 4310(c)(4) by December 24, 2007, then the company may be afforded a second 180 calendar day grace period provided that it satisfies the NASDAQ Capital Market’s initial listing criteria (except for the bid price requirement), as set forth in Marketplace Rule 4310(c).
If the company does not regain compliance with Marketplace Rule 4310(c)(4) by December 24, 2007 and is not eligible for the additional compliance period, then the NASDAQ Stock Market will notify the company that its common stock will be delisted. The company would then be entitled to appeal the determination to delist the common stock to a NASDAQ Listing Qualifications Panel.
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Investor Contact
Scott Kimball
Vice President of Investor Relations
Verso Technologies, Inc.
678.589.3579
Scott.Kimball@verso.com
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